Exhibit 99.1

Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports
Third Quarter 2022 Financial Results
•Sales for the quarter were $131.4 million, up 18% over prior-year period
•Operating loss was $14.3 million, including $4.6 million in atypical costs, a portion of which is expected to be recovered in the fourth quarter
•Bookings totaled $184.2 million, up 20% over prior-year period; achieved book-to-bill ratio of 1.40
•Backlog increased 32% from year end 2021 to a record $547.1 million; Aerospace backlog reached a record $464.3 million
EAST AURORA, NY, November 15, 2022 – Astronics Corporation (Nasdaq: ATRO) (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and nine months ended October 1, 2022.
Peter J. Gundermann, Chairman, President and Chief Executive Officer, commented, “Our third quarter sales of $131 million were our highest since the pandemic took hold in early 2020, significantly exceeding average quarterly revenue of $118 million in our previous four quarters. It was a lower sales level than we anticipated, however, due to customer programs that were rescheduled and certain supply chain challenges. Still, we expect to see a steeper ramp in the fourth quarter as the supply chain stabilizes and program schedules are locked down.”
“Demand stayed strong through the quarter, with consolidated bookings of $184 million. Our cumulative bookings for the last four quarters were $686 million, easily exceeding shipments during that same period of $493 million. We ended the third quarter with another record backlog which supports the step change increase in sales we expect for the last quarter of 2022.”
He added, “Margins were under pressure in the quarter because of inflation and supply chain challenges that are widespread these days, as well as from significant legal and customer accommodation expenses of $4 million, part of which we expect to recover. Last year’s third quarter had the benefit of the Aviation Manufacturing Jobs Protection Program. We are passing on increased material, labor, and logistics costs where we can, but our ability to respond in the short term is limited. Encouragingly, we have some evidence that our supply chain is beginning to loosen
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

up, giving us confidence that execution in the near future should get easier than it has been in the recent past.”
Third Quarter Results

	Three Months Ended			Nine Months Ended
($ in thousands)	October 1, 2022	October 2, 2021	% Change	October 1, 2022	October 2, 2021	% Change

Sales	$131,438	$111,841	17.5%	$376,741	$328,856	14.6%
Loss from Operations	$(14,314)	$(4,498)	(218.2)%	$(26,877)	$(19,930)	(34.9)%
Operating Margin %	(10.9)%	(4.0)%		(7.1)%	(6.1)%
Net Gain on Sale of Business	$—	$—		$(11,284)	$—
Net Loss	$(14,857)	$(7,174)	(107.1)%	$(28,968)	$(27,182)	(6.6)%
Net Loss %	(11.3)%	(6.4)%		(7.7)%	(8.3)%
*Adjusted EBITDA	$(789)	$2,836	(127.8)%	$67	$2,703	(97.5)%
*Adjusted EBITDA Margin %	(0.6)%	2.5%		0.0%	0.8%
*Adjusted EBITDA is a Non-GAAP Performance Measure. Please see the attached table for a reconciliation of adjusted EBITDA to GAAP net income.
Third Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Consolidated sales were up $19.6 million from the third quarter of 2021. Aerospace sales were up $16.4 million, or 17.1%, while Test System sales increased $3.2 million.
Consolidated operating loss was $14.3 million, compared with operating loss of $4.5 million in the prior-year period. Higher operating loss was the result of material and labor inflation, addressing supply chain constraints to meet customer requirements and the lag in price increases implemented where possible to offset higher costs and product mix. Third quarter 2022 operating loss also reflects $4.6 million related to the settlement of a litigation claim, a customer accommodation dispute, and a lease termination settlement. The Company expects to be indemnified by other parties for approximately $1.5 million related to the settlement of the litigation claim and will record the gain as an offset to SG&A when received, likely in the fourth quarter of 2022. The prior-year period benefited by a $1.1 million offset to cost of products sold from the Aviation Manufacturing Jobs Protection (“AMJP”) Program grant.
Tax benefit in the quarter was $2.4 million primarily due to changes in the year-to-date and forecasted loss before income taxes.
Consolidated net loss was $14.9 million, or $0.46 per diluted share, compared with net loss of
$7.2 million, or $0.23 per diluted share, in the prior year.
Consolidated adjusted EBITDA decreased to a loss of $0.8 million, or 0.6% of consolidated sales, compared with adjusted EBITDA of $2.8 million, or 2.5% of consolidated sales, in the prior-year period.
Bookings were $184.2 million in the quarter resulting in a book-to-bill ratio of 1.40:1. Backlog at the end of the quarter reached another record of $547.1 million for the fourth consecutive quarter.
Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Third Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

Aerospace segment sales increased $16.4 million, or 17.1%, to $112.2 million. Commercial aerospace sales increased 36.2%, or $20.8 million, and drove the improvement. Sales to this market were $78.4 million compared with $57.5 million in the third quarter of 2021. Improving domestic airline travel that is driving higher fleet utilization and increased narrowbody production rates drove demand for Astronics’ products.
General Aviation sales increased $2.6 million, or 21.8%, to $14.8 million due in part to higher demand in the business jet market for antenna systems and enhanced vision system products. The Company expects the strong end user demand in the business jet industry to drive higher OEM production rates in the near future, resulting in further increases in demand for its products.
Military Aircraft sales decreased $4.6 million, or 27.0%, to $12.5 million. The prior-year period benefited from incremental non-recurring engineering revenue associated with development programs and higher sales of avionics products.
Other revenue decreased $2.5 million to $6.6 million driven by decreased contract manufacturing programs.
Aerospace segment operating loss was $6.9 million compared with operating profit of $1.9 million for the same period last year. Higher operating losses were driven by inflationary impacts on input costs and inefficiencies associated with production execution due to supply chain constraints that restricted shipment volume, as well as the settlement of a litigation claim and a customer accommodation dispute that resulted in $4.1 million of expense during the quarter. We expect to be indemnified by other parties for approximately $1.5 million related to the litigation claim and will record that gain when such proceeds are received, likely in the fourth quarter.
Aerospace bookings in the third quarter of 2022 were $165.7 million for a book-to-bill ratio of 1.48:1. Bookings were up 32% sequentially, and up 16% over the comparator quarter of 2021, continuing the strong trend of improvement since the pandemic took hold. Backlog for the Aerospace segment was a record $464.3 million at the end of the third quarter of 2022.
Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Third Quarter 2022 Results (compared with the prior-year period, unless noted otherwise)
Test Systems segment sales were $19.3 million, up $3.2 million compared with the prior-year period driven by higher defense revenue.
Test Systems segment operating loss was $2.3 million compared with operating loss of $2.2 million in the third quarter of 2021. Continued lower volume has driven operating losses in the third quarters of 2022 and 2021. Operating loss in 2022 also included $0.5 million in lease termination settlement costs.
Bookings for the Test Systems segment in the quarter were $18.4 million, for a book-to-bill ratio of 0.96:1 for the quarter. Backlog was $82.8 million at the end of the third quarter of 2022.
Mr. Gundermann noted, “Our Test business achieved a big win during the quarter when we were down-selected by the U.S. Army as the winner of a major radio test competition. A directed procurement is underway to finalize the terms of a contract, a process that is expected to be completed soon. Preliminarily, the Company expects the program could generate sales of
$150 million to $200 million in the coming years.”
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

Liquidity and Financing
Cash on hand at the end of the quarter was $2.6 million and capital expenditures in the quarter were $1.8 million. Net debt was up to $156.4 million, compared with $133.2 million at the end of 2021.
As of November 11, 2022, the Company had approximately $8.0 million in cash and $25.0 million of total liquidity.
On October 21, 2022, the Company entered into an amended revolving credit facility with its bank group, under which the lenders waived their rights against the Company arising from the Company’s failure to comply with the maximum net leverage ratio and minimum liquidity covenants, each as of September 30, 2022. The Amendment increased the maximum aggregate amount that the Company can borrow under the facility from $170 million to $180 million as of October 21, 2022, which brought the maximum aggregate amount available for borrowing by the Company back to the level to which it had been from September 12, 2022 to October 10, 2022. The maximum aggregate amount available for borrowing by the Company would decrease back to $170 million on November 21, 2022. Furthermore, the amendment required the Company to maintain minimum liquidity of at least $15 million as of November 21, 2022 and at least $35 million as of November 30, 2022 and the end of any month thereafter. Under the provisions of the amendment, the inclusion of any “going concern” language in the Company’s financial statements would constitute an event of default.
On November 14, 2022, the Company entered into an amended and extended revolving credit facility with its bank group. The purpose of the amendment was to extend the scheduled expiration of the agreement from August 31, 2023 to November 30, 2023, giving the Company more time to complete the refinancing of its revolving credit facility, which it expects to have complete in the coming weeks. The maximum net leverage ratio is waived for the duration of the facility. The maximum commitment is set at $180 million, with a reduction to $170 million at December 21, 2022. The Company will be required to maintain minimum liquidity of $10 million as of November 30, 2022 and December 31, 2022, and $15 million at the end of any month thereafter. The Amended Facility requires the Company to comply with a minimum trailing twelve month EBITDA covenant, set at
$15 million as of December 31, 2022 and March 31, 2023, and $25 million in each quarter thereafter. We expect to remain in compliance with these covenants for the duration of the agreement.
Mr. David C. Burney, “Our refinancing process has taken much longer than expected given delays with property appraisals as well as the many elements of the structure. This extension enables us to continue the process and we expect to complete a new lending structure before year end.”
2022 and 2023 Outlook
Mr. Gundermann commented, “Increasing sales is critical to satisfying our customers’ demand, and improving financial results. Revenue has been starting to ramp and we believe it will accelerate as we move forward. As previously reported, we are expecting sales of $140 million to $150 million in the fourth quarter of 2022, an increase of 10%, or $14 million, at the midpoint over the trailing third quarter. This would result in estimated 2022 sales to be up approximately 17% from last year’s revenue of $445 million. While disappointed with the lower sales level for the year than we had previously anticipated, we remain very encouraged with the demand for our products, our position in the industry and the significant opportunities in which we are engaged.”
He continued, “Our initial look at 2023 suggests sales of $640 million to $680 million. This expectation is supported by cumulative bookings of $686 million over the last four quarters and our record backlog of $547 million. Our supply chain has been a challenge during the last year, but we
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

now see clear signs of improvement and anticipate continued recovery over the course of 2023.”
Planned capital expenditures for 2022 are expected to be approximately $9 million to $10 million.
Third Quarter 2022 Webcast and Conference Call
The Company will host a teleconference today at 4:45 p.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at investors.astronics.com. To listen to the archived call, dial
(412) 317-6671 and enter replay pin number 13734416. The telephonic replay will be available from 7:45 p.m. on the day of the call through Tuesday, November 29, 2022. A transcript of the call will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions and include all statements with regard to the impact of COVID-19 on the Company and its future, reaching any revenue or Adjusted EBITDA margin expectations, being in compliance with credit agreement covenants and executing a revised credit agreement, expected revenue from recently announced programs, the recovery of the commercial aerospace and test systems markets, expected program awards for the Test segment, and the outcome of demand streams or expectations of demand by customers and markets. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the continued global impact of COVID-19 and related governmental and other actions taken in response, trend in growth with passenger power and connectivity on airplanes, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and relationships, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

ASTRONICS CORPORATION
CONSOLIDATED STATEMENT OF OPERATIONS DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Nine Months Ended
	10/1/2022	10/2/2021	10/1/2022	10/2/2021
Sales	$131,438	$111,841	$376,741	$328,856
Cost of products sold	117,050	94,610	326,711	281,957
Gross profit	14,388	17,231	50,030	46,899
Gross margin	10.9%	15.4%	13.3%	14.3%

Selling, general and administrative [1]	28,702	21,729	76,907	66,829
SG&A % of sales	21.8%	19.4%	20.4%	20.3%
Loss from operations	(14,314)	(4,498)	(26,877)	(19,930)
Operating margin	(10.9)%	(4.0)%	(7.1)%	(6.1)%

Net gain on sale of business	—	—	(11,284)	—
Other expense, net of other income	427	546	1,180	1,627
Interest expense, net	2,519	1,795	5,812	5,252
Loss before tax	(17,260)	(6,839)	(22,585)	(26,809)
Income tax (benefit) expense	(2,403)	335	6,383	373
Net loss	$(14,857)	$(7,174)	$(28,968)	$(27,182)
Net loss % of sales	(11.3)%	(6.4)%	(7.7)%	(8.3)%

*Basic loss per share:	$(0.46)	$(0.23)	$(0.90)	$(0.88)
*Diluted loss per share:	$(0.46)	$(0.23)	$(0.90)	$(0.88)

*Weighted average diluted shares outstanding (in thousands)	32,241	30,954	32,085	30,927

Capital expenditures [2]	$1,790	$1,073	$4,283	$4,639
Depreciation and amortization	$6,817	$7,071	$20,905	$21,950
1 Includes fair value adjustment of contingent consideration liabilities, which was a $2.2 million benefit in the nine months ended October 2, 2021.
2 Excludes $1.4 million of capital expenditures in accounts payable at October 1, 2022.
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Nine Months Ended
	10/1/2022	10/2/2021	10/1/2022	10/2/2021
Sales
Aerospace	$112,177	$95,775	$322,871	$266,425
Less inter-segment	—	(9)	(10)	(23)
Total Aerospace	112,177	95,766	322,861	266,402

Test Systems	19,261	16,128	53,899	62,811
Less inter-segment	—	(53)	(19)	(357)
Total Test Systems	19,261	16,075	53,880	62,454
Total consolidated sales	131,438	111,841	376,741	328,856

Segment operating loss and margins
Aerospace	(6,859)	1,917	(7,085)	(6,352)
	(6.1)%	2.0%	(2.2)%	(2.4)%
Test Systems	(2,312)	(2,201)	(4,125)	(1,958)
	(12.0)%	(13.7)%	(7.7)%	(3.1)%
Total segment operating loss	(9,171)	(284)	(11,210)	(8,310)

Net gain on sale of business	—	—	(11,284)	—
Interest expense	2,519	1,795	5,812	5,252
Corporate expenses and other [1]	5,570	4,760	16,847	13,247
Loss before taxes	$(17,260)	$(6,839)	$(22,585)	$(26,809)
1 Includes fair value adjustment of contingent consideration liabilities, which was a $2.2 million benefit in the nine months ended October 2, 2021.
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

Reconciliation to Non-GAAP Performance Measures
In addition to reporting net income, a U.S. generally accepted accounting principle (“GAAP”) measure, we present Adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, restructuring charges, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program), which is a non-GAAP measure. The Company’s management believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare the performance of its core operations from period to period by removing the impact of the capital structure (interest), tangible and intangible asset base (depreciation and amortization), taxes, equity-based compensation expense, goodwill, intangible and long-lived asset impairment charges, equity investment income or loss, legal reserves, settlements and recoveries, customer accommodation settlements, lease termination settlements, restructuring charges, fair value adjustments to the valuation of contingent consideration liabilities, gains or losses associated with the sale of businesses and grant benefits recorded related to the AMJP program, which is not commensurate with the core activities of the reporting period in which it is included. As such, the Company uses Adjusted EBITDA as a measure of performance when evaluating its business and as a basis for planning and forecasting. Adjusted EBITDA is not a measure of financial performance under GAAP and is not calculated through the application of GAAP. As such, it should not be considered as a substitute for the GAAP measure of net income and, therefore, should not be used in isolation of, but in conjunction with, the GAAP measure. Adjusted EBITDA, as presented, may produce results that vary from the GAAP measure and may not be comparable to a similarly defined non-GAAP measure used by other companies.

ASTRONICS CORPORATION
RECONCILIATION OF NET LOSS TO ADJUSTED EBITDA
(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Nine Months Ended
	10/1/2022	10/2/2021	10/1/2022	10/2/2021
Net loss	$(14,857)	$(7,174)	$(28,968)	$(27,182)
Add back (deduct):
Interest expense	2,519	1,795	5,812	5,252
Income tax expense (benefit)	(2,403)	335	6,383	373
Depreciation and amortization expense	6,817	7,071	20,905	21,950
Equity-based compensation expense	1,457	1,446	5,178	5,147
Contingent consideration liability fair value adjustment	—	—	—	(2,200)
Restructuring-related charges including severance	25	492	199	492
Legal reserve, settlements and recoveries	2,000	—	2,000	—
Customer accommodation settlement	2,100	—	2,100	—
Lease termination settlement	450	—	450	—
Non-cash accrued 401K contribution	1,103	—	3,300	—
AMJP grant benefit	—	(1,129)	(6,008)	(1,129)
Net gain on sale of business	—	—	(11,284)	—
Adjusted EBITDA	$(789)	$2,836	$67	$2,703

Sales	$131,438	$111,841	$376,741	$328,856
Adjusted EBITDA margin	(0.6)%	2.5%	0.0%	0.8%
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	10/1/2022	12/31/2021
ASSETS
Cash and cash equivalents	$2,568	$29,757
Accounts receivable and uncompleted contracts	133,835	107,439
Inventories	190,198	157,576
Other current assets	20,736	45,089
Property, plant and equipment, net	90,640	95,236
Other long-term assets	19,953	21,439
Intangible assets, net	82,814	94,320
Goodwill	58,143	58,282
Total assets	$598,887	$609,138

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable and accrued expenses	$104,440	$91,257
Customer advances and deferred revenue	29,048	27,356
Long-term debt	159,000	163,000
Other liabilities	69,311	70,921
Shareholders' equity	237,088	256,604
Total liabilities and shareholders' equity	$598,887	$609,138

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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)
	Nine Months Ended
(Unaudited, $ in thousands)	10/1/2022	10/2/2021
Cash flows from operating activities:
Net loss	$(28,968)	$(27,182)
Adjustments to reconcile net loss to cash from operating activities:
Depreciation and amortization	20,905	21,950
Provisions for non-cash losses on inventory and receivables	1,033	2,750
Equity-based compensation expense	5,178	5,147
Non-cash accrued 401(k) contribution	3,300	—
Deferred tax benefit	—	(145)
Non-cash severance expense	—	182
Operating lease non-cash expense	4,568	3,783
Non-cash litigation provision	2,000	—
Net gain on sale of business, before taxes	(11,284)	—
Contingent consideration liability fair value adjustment	—	(2,200)
Other	2,997	3,010
Cash flows from changes in operating assets and liabilities:
Accounts receivable	(28,196)	(15,027)
Inventories	(35,444)	(3,255)
Accounts payable	17,595	(1,883)
Accrued expenses	638	1,733
Other current assets and liabilities	(4,015)	(666)
Customer advance payments and deferred revenue	1,990	(2,215)
Income taxes	14,583	217
Operating lease liabilities	(5,715)	(4,395)
Supplemental retirement plan and other liabilities	(306)	(304)
Cash flows from operating activities	(39,141)	(18,500)
Cash flows from investing activities:
Proceeds on sale of business and assets	21,981	30
Capital expenditures	(4,283)	(4,639)
Cash flows from investing activities	17,698	(4,609)
Cash flows from financing activities:
Proceeds from long-term debt	109,625	20,000
Principal payments on long-term debt	(113,625)	(10,000)
Stock award activity	104	3,187
Finance lease principal payments	(85)	(878)
Debt acquisition costs	(968)	—
Cash flows from financing activities	(4,949)	12,309
Effect of exchange rates on cash	(797)	(521)
Decrease in cash and cash equivalents	(27,189)	(11,321)
Cash and cash equivalents at beginning of period	29,757	40,412
Cash and cash equivalents at end of period	$2,568	$29,091
Supplemental Disclosure of Cash Flow Information
Non-Cash Investing Activities:
Capital Expenditures in Accounts Payable	$1,392	$—
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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/1/2022	10/2/2021	% Change	10/1/2022	10/2/2021	% Change	% of Sales
Aerospace Segment
Commercial Transport	$78,389	$57,549	36.2%	$211,721	$143,550	47.5%	56.2%
Military	12,463	17,064	(27.0)%	41,336	54,847	(24.6)%	11.0%
General Aviation	14,751	12,109	21.8%	48,748	41,131	18.5%	12.9%
Other	6,574	9,044	(27.3)%	21,056	26,874	(21.6)%	5.6%
Aerospace Total	112,177	95,766	17.1%	322,861	266,402	21.2%	85.7%

Test Systems Segment	19,261	16,075	19.8%	53,880	62,454	(13.7)%	14.3%

Total Sales	$131,438	$111,841	17.5%	$376,741	$328,856	14.6%

SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Nine Months Ended
	10/1/2022	10/2/2021	% Change	10/1/2022	10/2/2021	% Change	% of Sales
Aerospace Segment
Electrical Power & Motion	$46,155	$38,650	19.4%	$132,757	$102,742	29.2%	35.2%
Lighting & Safety	29,740	25,461	16.8%	90,339	76,929	17.4%	24.0%
Avionics	24,172	14,491	66.8%	67,453	47,355	42.4%	17.9%
Systems Certification	3,985	6,099	(34.7)%	6,656	7,937	(16.1)%	1.8%
Structures	1,551	2,021	(23.3)%	4,600	4,565	0.8%	1.2%
Other	6,574	9,044	(27.3)%	21,056	26,874	(21.6)%	5.6%
Aerospace Total	112,177	95,766	17.1%	322,861	266,402	21.2%	85.7%

Test Systems Segment	19,261	16,075	19.8%	53,880	62,454	(13.7)%	14.3%

Total Sales	$131,438	$111,841	17.5%	$376,741	$328,856	14.6%

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Astronics Corporation Reports Third Quarter 2022 Financial Results
November 15, 2022

ASTRONICS CORPORATION ORDER AND BACKLOG TREND (Unaudited, $ in thousands)
	Q4 2021	Q1 2022	Q2 2022	Q3 2022	Trailing Twelve Months
	12/31/2021	4/2/2022	7/2/2022	10/1/2022	10/1/2022
Sales
Aerospace	$98,836	$101,394	$109,290	$112,177	$421,697
Test Systems	17,216	14,782	19,837	19,261	71,096
Total Sales	$116,052	$116,176	$129,127	$131,438	$492,793

Bookings
Aerospace	$147,689	$160,778	$126,012	$165,719	$600,198
Test Systems	29,651	14,844	22,377	18,433	85,305
Total Bookings	$177,340	$175,622	$148,389	$184,152	$685,503

Backlog
Aerospace	$334,659	$394,043	$410,765	$464,307
Test Systems	81,033	81,095	83,635	82,807
Total Backlog	$415,692	$475,138	$494,400	$547,114	N/A

Book:Bill Ratio
Aerospace	1.49	1.59	1.15	1.48	1.42
Test Systems	1.72	1.00	1.13	0.96	1.20
Total Book:Bill	1.53	1.51	1.15	1.40	1.39

SEGMENT SALES AND BOOKINGS
$200,000,000
$180,000,000
$160,000,000
$140,000,000
$120,000,000
$100,000,000
$80,000,000
$60,000,000
$40,000,000
$20,000,000
$-
Q1 2020
Q2 2020
Q3 2020
Q4 2020
Q1 2021
Q2 2021
Q3 2021
Q4 2021
Q1 2022
Q2 2022
Q3 2022
Aerospace Bookings
Test Bookings
Aerospace Sales
Test Sales

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